Exhibit 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 01/27/06
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	2.66%	2.86%	2.86%
Class B Units	2.65%	2.79%	2.79%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED JANUARY 27, 2006

The Grant Park Futures Fund posted trading gains during the past week. The majority of gains came from positions in the stock indices, metals and agricultural/soft commodities. Positions in the interest rate sector recorded the bulk of losses.

Equity markets around the globe settled higher for the week resulting in gains for long positions in the stock indices. The German DAX gained 5.58% in part due to increased German business confidence as measured by the Ifo confidence index. This index, which is based on a survey of 7,000 executives, climbed to 102 for January versus 99.7 in December. Analysts commented that heavy buying of energy and steel shares also contributed to the increased index. Reports that British steel giant Mittal had made a hostile bid for rival Arcelor SA pushed steel shares higher and helped the London FTSE-100 gain 2.02% for the week. The Tokyo Nikkei gained 4.87% for the week, as strong fourth quarter earnings from Sony Corp instilled confidence in investors. Banking and brokerage shares also rallied, adding to the index. Long positions in the domestic markets also posted gains as the S&P Composite Index rose 24.40 points due in part to stronger-than-expected earnings reported by heavy equipment maker Caterpillar Inc. Stocks also gained after a government report on durable goods showed that orders for aircraft, machinery and autos increased in December compared to November, which represented the third consecutive monthly increase in orders for big-ticket items.

Long positions in the metals sector posted gains for the week. Base metals led the sector as prices for aluminum and copper on the London Metals Exchange soared on the news that China’s economy had expanded at a greater-than-expected rate. The news was good for base metal prices as China, one of the world’s biggest buyers of raw materials during the past year, could be poised for continued growth in the coming year, analysts said. Long positions in the zinc and nickel contracts on the LME also gained as those markets settled higher for the week. Long positions in the precious metals also recorded gains. The March silver contract in New York settled the week at $9.60 per ounce, 67.5 cents better than last week’s close. Speculation that U.S. regulators might approve Barclays Global Investors’ iShares Silver Trust, an exchange traded fund or ETF, sparked buying interest on the reasoning that a new silver-based ETF may deplete inventories and drive up demand. Long positions in the gold market also benefited as the February contract in New York closed $4.80 higher at $558.80 per ounce.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

Ongoing demand for sugar-based ethanol continued to drive sugar prices higher, benefiting long positions. The March sugar contract on the New York Board of Trade ended the week at 18.61 cents per pound, 1.46 cents better for the week as analysts implied that the continued demand for ethanol will continue to put pressure on worldwide sugar stocks for 2005/06. Coffee prices were also higher for the week resulting in profits to long positions.

Lastly, losses came from positions in the interest rate sector. Long positions in the U.S. Thirty-year bonds and Ten-year notes sustained losses on the news that durable goods orders rose for the last three consecutive months which sent prices for fixed income instruments lower for the week. Analysts commented that excluding transportation costs, the index rose by 0.9%, its largest increase since last August. Prices for interest rate instruments fell elsewhere, resulting in losses for long positions in the London long gilts, Australian Ten-year bonds and Japanese Government bonds.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com